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                                   EXHIBIT 5

                             PANIPINTO & ASSOCIATES
                       10440 N. Central Expwy., Ste. 1440
                                Dallas, TX 75231
                                  214-890-6488
                               Fax: 214-368-3415

                                January 7, 1997

Stone Media Corporation
634 Preston Royal, Suite 214
Dallas, Texas  75230


         Re:     Registration Statement on Form S-8


Gentlemen:

         At your request, we have examined the Registration Statement, on Form S-8 together with exhibits thereto, to be filed by you relating to the registration of 1,000,000 shares of common stock, $0.001 par value per share (the "COMMON STOCK"), issuable by Stone Media Corporation, a Colorado corporation (the "COMPANY") in connection with its 1996 Special Employee and Consultants Benefit Plan (the "PLAN"). We are familiar with the proceedings taken and to be taken by the Company in connection with the issuance of shares of Common Stock under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

         Based on the foregoing, it is our opinion that the shares of Common Stock of the Company to be issued pursuant to the Plan have been duly authorized, and that such Common Stock when issued in accordance with the terms of the plan will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.



                                        Very truly yours,





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